Exhibit 99.1

Concho Resources Inc. Reports First-Quarter 2019 Results

Achieves Record Oil Production

Raises Full-Year 2019 Production Growth Outlook

Maintains Capital Expenditure Plans

MIDLAND, Texas--(BUSINESS WIRE)--April 30, 2019--Concho Resources Inc. (NYSE: CXO) (the “Company” or “Concho”) today reported financial and operating results for first-quarter 2019.

First-Quarter 2019 Highlights

  Achieved record oil production of 210 MBopd, a 46% increase over first-quarter 2018 and 6% over fourth-quarter 2018.
  Delivered total production of 328 MBoepd, exceeding the high end of the Company’s quarterly guidance range.
  Reduced per unit controllable cash costs year-over-year, with a 7% reduction in production expenses.
  Raised full-year 2019 production growth outlook, while maintaining capital expenditure guidance.
  Announced sale of the Oryx I oil gathering and transportation system, with expected net proceeds of approximately $300 million.
  Reported a net loss of $695 million, or ($3.49) per share. Adjusted net income (non-GAAP) totaled $144 million, or $0.72 per share.
  Generated $755 million of adjusted EBITDAX (non-GAAP).

See “Supplemental Non-GAAP Financial Measures” below for descriptions of the above non-GAAP measures as well as a reconciliation of these measures to the associated GAAP (as defined herein) measure.

Tim Leach, Chairman and Chief Executive Officer, commented, “We are delivering exceptional performance across our portfolio as we execute on our clear strategy to drive sustained, differentiated oil growth, free cash flow and corporate returns. Results for the first quarter of 2019 reflect our focus on large-scale development, controlling costs and generating solid returns on strategic investments, as demonstrated by the Oryx sale. During the quarter, we completed several important projects ahead of schedule, driving increased production that exceeded the high end of our guidance range. Given our strong start to the year, we are raising our full-year production growth outlook while maintaining our capital expenditure guidance. Our high-quality assets and returns-driven approach position us to extend our track record of enhancing value for shareholders.”

First-Quarter 2019 Summary

Production for first-quarter 2019 was 29.6 million barrels of oil equivalent (MMBoe), or an average of 328 thousand Boe per day (MBoepd), an increase of 44% from first-quarter 2018 and 7% from fourth-quarter 2018. Average daily oil production for first-quarter 2019 totaled 210 thousand barrels per day (MBopd), an increase of 46% from first-quarter 2018 and 6% from fourth-quarter 2018. Natural gas production for first-quarter 2019 totaled 709 million cubic feet per day (MMcfpd). First-quarter 2019 production volumes benefited from strong early production from the Company’s latest large-scale projects and an increase in non-operated activity.

Concho’s average realized price for oil and natural gas for first-quarter 2019, excluding the effect of commodity derivatives, was $49.39 per Bbl and $2.64 per Mcf, respectively, compared with $61.29 per Bbl and $3.39 per Mcf, respectively, for first-quarter 2018.

Net loss for first-quarter 2019 was $695 million, or ($3.49) per share, compared with net income of $835 million, or $5.58 per share, for first-quarter 2018. Excluding certain non-cash and special items, first-quarter 2019 adjusted net income was $144 million, or $0.72 per share, compared with adjusted net income of $149 million, or $1.00 per share, for first-quarter 2018.

During the quarter, Concho generated adjusted EBITDAX of $755 million, compared with $570 million for first-quarter 2018.

In first-quarter 2019, cash flow from operating activities was $623 million. Before ($78) million in working capital changes, operating cash flow (non-GAAP) was $701 million.

Costs incurred for exploration and development activities for first-quarter 2019 totaled $926 million, exceeding the Company’s quarterly guidance primarily due to an increase in non-operated capital activity of approximately $40 million.

Operations Update

During first-quarter 2019, Concho averaged 33 rigs, compared to 34 rigs in fourth-quarter 2018. The Company is currently running 29 rigs, including 20 rigs in the Delaware Basin and nine rigs in the Midland Basin. Additionally, the Company is currently utilizing eight completion crews. See the table under “Operational Activity” below for detailed information about the Company’s drilling and completion activity by operating area for first-quarter 2019.

In the Delaware Basin, excluding the New Mexico Shelf, Concho added 23 wells with at least 60 days of production as of the end of first-quarter 2019. The average 30-day and 60-day peak rates for these wells were 1,817 Boepd (73% oil) and 1,647 Boepd (72% oil), respectively. These wells were drilled to an average lateral length of 9,125 feet.

In the Midland Basin, Concho added 27 wells with at least 60 days of production as of the end of first-quarter 2019. The average 30-day and 60-day peak rates for these wells were 986 Boepd (86% oil) and 879 Boepd (85% oil), respectively. These wells were drilled to an average lateral length of 10,379 feet.

Concho continues to advance large-scale development across its high-quality asset base. This approach to development accelerates innovation and captures efficiencies to optimize resource recovery and overall project economics. The Company successfully started production on nine projects during first-quarter 2019, including the Dominator, Eider and Jack projects in the Delaware Basin as well as the Mabee project in the Midland Basin. Concho completed these projects on time or ahead of schedule.

Strategic Midstream Investments Enhance Asset Value and Returns

During first-quarter 2019, Concho announced that Oryx Southern Delaware Holdings, LLC (“Oryx”), the owner of the Oryx I oil gathering and transportation system, entered into an agreement to sell Oryx I. Concho owns a 23.75% equity interest in Oryx and expects to receive approximately $300 million at closing after repayment of Oryx’s outstanding borrowings. In February 2018, Concho received a $157 million distribution related to a recapitalization of Oryx. The sale proceeds from Oryx combined with the earlier distribution total approximately $457 million, representing a 10-times multiple on invested capital of approximately $45 million since December 2015.

Importantly, the transaction is not expected to impact oil price realizations or transportation costs as Concho’s existing gathering agreement remains unchanged. Transaction closing is expected to occur in the second quarter of 2019, subject to customary terms and conditions, with sale proceeds expected to be used to repay borrowings outstanding on Concho’s credit facility. As of March 31, 2019, Concho had $615 million of outstanding borrowings under its credit facility.

Following quarter end, Concho announced a joint venture with Frontier Midstream Solutions IV, LLC to construct the Beta Crude Connector (BCC) oil gathering, transportation and storage system in the Northern Midland Basin. BCC will consist of an approximately 100-mile gathering system and 250,000 barrels of crude oil storage facilities. The pipeline system will have initial capacity to deliver 150,000 barrels per day of crude oil to multiple delivery points, access local refineries and connect to several long-haul pipelines. Following an open season in April 2019, construction will commence, targeting initial flows in mid-2019. BCC will enhance the value of the Company’s high-quality footprint in the Midland Basin with a reliable, cost-efficient gathering and transportation solution.

Outlook

Second-quarter 2019 production is expected to be 316 MBoepd to 322 MBoepd. The Company increased full-year 2019 total production growth guidance to 23% to 27%, reflecting first-quarter 2019 outperformance and strong execution of a disciplined capital program. Additionally, the Company increased full-year 2019 oil production growth guidance to 27% to 31%.

Commodity Derivatives Update

The Company’s commodity derivatives strategy is intended to manage its exposure to commodity price fluctuations. Please see the table under “Derivatives Information” below for detailed information about Concho’s current derivatives positions.

Conference Call

Concho will host a conference call tomorrow, May 1, 2019, at 8:00 AM CT (9:00 AM ET) to discuss first-quarter 2019 results. The telephone number and passcode to access the conference call are provided below:

Dial-in: (844) 263-8298
Intl. dial-in: (478) 219-0007
Participant Passcode: 4757136

To access the live webcast and view the related earnings presentation, visit Concho’s website at www.concho.com. The replay will also be available on the Company’s website under the “Investors” section.

About Concho Resources

Concho Resources (NYSE: CXO) is one of the largest unconventional shale producers in the Permian Basin, with operations focused on acquiring, exploring, developing and producing oil and natural gas resources. Concho is at the forefront of applying advanced technology and large-scale development to safely and efficiently maximize resource recovery while delivering attractive, long-term economic returns. We are working today to deliver a better tomorrow for our shareholders, people and communities. For more information about Concho, visit www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “could,” “may,” “enable,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “goal” or other similar expressions that convey the uncertainty of future events or outcomes are intended to identify forward-looking statements, which generally are not historical in nature. However, the absence of these words does not mean that the statements are not forward-looking. These statements are based on certain assumptions and analyses made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, current plans, anticipated future developments, expected financings and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the risk factors and other information discussed or referenced in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Information on Concho’s website is not part of this press release.

Use of Non-GAAP Financial Measures

To supplement the presentation of the Company’s financial results prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release contains certain financial measures that are not prepared in accordance with GAAP, including adjusted net income, adjusted earnings per share, adjusted EBITDAX and operating cash flow before working capital changes.

See “Supplemental Non-GAAP Financial Measures” below for a description and reconciliation of each non-GAAP measure presented in this press release to the most directly comparable financial measure calculated in accordance with GAAP.

Concho Resources Inc.
Consolidated Balance Sheets
Unaudited

	March 31,	December 31,
(in millions, except share and per share amounts)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$-	$-
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	530	466
Joint operations and other	413	365
Inventory	34	35
Derivative instruments	1	484
Prepaid costs and other	49	59
Total current assets	1,027	1,409
Property and equipment:
Oil and natural gas properties, successful efforts method	32,559	31,706
Accumulated depletion and depreciation	(10,138)	(9,701)
Total oil and natural gas properties, net	22,421	22,005
Other property and equipment, net	350	308
Total property and equipment, net	22,771	22,313
Deferred loan costs, net	9	10
Goodwill	2,229	2,224
Intangible assets, net	18	19
Noncurrent derivative instruments	2	211
Other assets	112	108
Total assets	$26,168	$26,294
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable - trade	$61	$50
Bank overdrafts	105	159
Revenue payable	258	253
Accrued drilling costs	605	574
Derivative instruments	292	-
Other current liabilities	339	320
Total current liabilities	1,660	1,356
Long-term debt	4,567	4,194
Deferred income taxes	1,612	1,808
Noncurrent derivative instruments	75	-
Asset retirement obligations and other long-term liabilities	195	168
Stockholders’ equity:
Common stock, $0.001 par value; 300,000,000 authorized; 201,755,333 and 201,288,884 shares issued at March 31, 2019 and December 31, 2018, respectively	-	-
Additional paid-in capital	14,797	14,773
Retained earnings	3,406	4,126
Treasury stock, at cost; 1,155,813 and 1,031,655 shares at March 31, 2019 and December 31, 2018, respectively	(144)	(131)
Total stockholders’ equity	18,059	18,768
Total liabilities and stockholders’ equity	$26,168	$26,294

Concho Resources Inc.
Consolidated Statements of Operations
Unaudited

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2019	2018

Operating revenues:
Oil sales	$935	$793
Natural gas sales	169	154
Total operating revenues	1,104	947
Operating costs and expenses:
Oil and natural gas production	174	130
Production and ad valorem taxes	86	70
Gathering, processing and transportation	26	11
Exploration and abandonments	47	18
Depreciation, depletion and amortization	465	317
Accretion of discount on asset retirement obligations	3	2
General and administrative (including non-cash stock-based compensation of $24 and $17 for the three months ended March 31, 2019 and 2018, respectively)	91	65
Loss on derivatives	1,059	35
Gain on disposition of assets, net	(1)	(723)
Transaction costs	-	7
Total operating costs and expenses	1,950	(68)
Income (loss) from operations	(846)	1,015
Other income (expense):
Interest expense	(47)	(30)
Other, net	4	104
Total other income (expense)	(43)	74
Income (loss) before income taxes	(889)	1,089
Income tax (expense) benefit	194	(254)
Net income (loss)	$(695)	$835
Earnings per share:
Basic net income (loss)	$(3.49)	$5.60
Diluted net income (loss)	$(3.49)	$5.58

Concho Resources Inc.
Earnings per Share
Unaudited

The Company uses the two-class method of calculating earnings per share because certain of the Company’s unvested share-based awards qualify as participating securities.

The Company’s basic earnings (loss) per share attributable to common stockholders is computed as (i) net income (loss) as reported, (ii) less participating basic earnings (iii) divided by weighted average basic common shares outstanding. The Company’s diluted earnings (loss) per share attributable to common stockholders is computed as (i) basic earnings (loss) attributable to common stockholders, (ii) plus reallocation of participating earnings (iii) divided by weighted average diluted common shares outstanding.

The following table reconciles the Company’s earnings (loss) from operations and earnings (loss) attributable to common stockholders to the basic and diluted earnings (loss) used to determine the Company’s earnings per share amounts for the periods indicated under the two-class method:

	Three Months Ended
	March 31,
(in millions)	2019	2018

Net income (loss) as reported	$(695)	$835
Participating basic earnings (a)	-	(6)
Basic earnings (loss) attributable to common stockholders	(695)	829
Reallocation of participating earnings	-	-
Diluted earnings (loss) attributable to common stockholders	$(695)	$829

(a)	Unvested restricted stock awards represent participating securities because they participate in nonforfeitable dividends or distributions with the common equity holders of the Company. Participating earnings represent the distributed and undistributed earnings of the Company attributable to the participating securities. Unvested restricted stock awards do not participate in undistributed net losses as they are not contractually obligated to do so.

The following table is a reconciliation of the basic weighted average common shares outstanding to diluted weighted average common shares outstanding for the periods indicated:

	Three Months Ended
	March 31,
(in thousands)	2019	2018

Weighted average common shares outstanding:
Basic	199,148	147,925
Dilutive performance units	-	537
Diluted	199,148	148,462

Concho Resources Inc.
Consolidated Statements of Cash Flows
Unaudited

	Three Months Ended
	March 31,
(in millions)	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(695)	$835
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	465	317
Accretion of discount on asset retirement obligations	3	2
Exploration and abandonments	38	10
Non-cash stock-based compensation expense	24	17
Deferred income taxes	(194)	254
Gain on disposition of assets, net	(1)	(723)
Loss on derivatives	1,059	35
Net settlements paid on derivatives	-	(112)
Other	2	(96)
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(111)	(81)
Prepaid costs and other	9	(2)
Inventory	-	3
Accounts payable	11	(12)
Revenue payable	8	2
Other current liabilities	5	39
Net cash provided by operating activities	623	488
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and natural gas properties	(885)	(474)
Acquisitions of oil and natural gas properties	(5)	(13)
Additions to property, equipment and other assets	(15)	(6)
Proceeds from the disposition of assets	5	255
Direct transaction costs for disposition of assets	(2)	(3)
Distribution from equity method investment	-	148
Net cash used in investing activities	(902)	(93)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facility	1,112	662
Payments on credit facility	(739)	(984)
Payment of common stock dividends	(25)	-
Purchases of treasury stock	(13)	(29)
Decrease in bank overdrafts	(54)	(44)
Other	(2)	-
Net cash provided by (used in) financing activities	279	(395)
Net increase in cash and cash equivalents	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$-	$-

Concho Resources Inc.
Summary Production and Price Data
Unaudited

The following table sets forth summary information concerning production and operating data for the periods indicated:

	Three Months Ended
	March 31,
	2019	2018

Production and operating data:
Net production volumes:
Oil (MBbl)	18,936	12,939
Natural gas (MMcf)	63,769	45,448
Total (MBoe)	29,564	20,514

Average daily production volumes:
Oil (Bbl)	210,400	143,767
Natural gas (Mcf)	708,544	504,978
Total (Boe)	328,491	227,930

Average prices per unit:
Oil, without derivatives (Bbl)	$49.39	$61.29
Oil, with derivatives (Bbl) (a)	$49.56	$52.59
Natural gas, without derivatives (Mcf)	$2.64	$3.39
Natural gas, with derivatives (Mcf) (a)	$2.59	$3.41
Total, without derivatives (Boe)	$37.33	$46.17
Total, with derivatives (Boe) (a)	$37.34	$40.71

Operating costs and expenses per Boe: (b)
Oil and natural gas production	$5.87	$6.33
Production and ad valorem taxes	$2.92	$3.40
Gathering, processing and transportation	$0.88	$0.53
Depreciation, depletion and amortization	$15.74	$15.43
General and administrative	$3.08	$3.31

(a)	Includes the effect of net cash receipts from (payments on) derivatives:

	Three Months Ended
	March 31,
(in millions)	2019	2018

Net cash receipts from (payments on) derivatives:
Oil derivatives	$3	$(113)
Natural gas derivatives	(3)	1
Total	$-	$(112)

	The presentation of average prices with derivatives is a result of including the net cash receipts from (payments on) commodity derivatives that are presented in our statements of cash flows. This presentation of average prices with derivatives is a means by which to reflect the actual cash performance of our commodity derivatives for the respective periods and presents oil and natural gas prices with derivatives in a manner consistent with the presentation generally used by the investment community.

(b)	Per Boe amounts calculated using dollars and volumes rounded to thousands.

Concho Resources Inc.
Operational Activity
Unaudited

The tables below provide a summary of operational activity for first-quarter 2019:

Total Activity (Gross):

	Number of Wells Drilled	Number of Wells Completed	Number of Wells Put on Production
Delaware Basin	104	47	75
Midland Basin	43	55	60
Total	147	102	135

Total Activity (Gross Operated):

	Number of Wells Drilled	Number of Wells Completed	Number of Wells Put on Production
Delaware Basin	51	32	54
Midland Basin	36	45	42
Total	87	77	96

Concho Resources Inc.
Costs Incurred
Unaudited

The table below provides the costs incurred for oil and natural gas producing activities for the periods indicated:

	Three Months Ended
	March 31,
(in millions)	2019	2018

Property acquisition costs:
Proved	$-	$-
Unproved	4	13
Exploration	462	243
Development	464	207
Total costs incurred for oil and natural gas properties	$930	$463

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with the Company’s derivatives at April 30, 2019, for the periods indicated:

	2019
	Second Quarter	Third Quarter	Fourth Quarter	Total	2020	2021

Oil Price Swaps: (a)
Volume (Bbl)	16,819,750	14,829,000	12,513,000	44,161,750	39,340,000	13,137,000
Price per Bbl	$57.21	$57.06	$56.65	$57.00	$57.21	$55.33

Oil Costless Collars: (a)
Volume (Bbl)	1,213,250	1,135,000	1,058,000	3,406,250	-	-
Ceiling price per Bbl	$64.00	$63.47	$62.95	$63.50	$-	$-
Floor price per Bbl	$56.06	$55.74	$55.43	$55.76	$-	$-

Oil Basis Swaps: (b)
Volume (Bbl)	11,965,500	12,742,000	16,053,000	40,760,500	44,537,000	10,585,000
Price per Bbl	$(3.03)	$(2.80)	$(2.19)	$(2.63)	$(0.64)	$0.54

Natural Gas Swaps: (c)
Volume (MMBtu)	17,241,387	17,298,537	17,209,535	51,749,459	24,703,000	-
Price per MMBtu	$2.87	$2.87	$2.87	$2.87	$2.70	$-

(a)	The oil derivative contracts are settled based on the New York Mercantile Exchange (“NYMEX”) – West Texas Intermediate (“WTI”) calendar-month average futures price.
(b)

The basis differential price is between Midland – WTI and Cushing – WTI. The majority of these contracts are settled on a calendar-month basis, while certain contracts assumed in connection with the RSP acquisition are settled on a trading-month basis.

(c)	The natural gas derivative contracts are settled based on the NYMEX – Henry Hub last trading day futures price.

Concho Resources Inc.
Supplemental Non-GAAP Financial Measures
Unaudited

The Company reports its financial results in accordance with the United States generally accepted accounting principles (GAAP). However, the Company believes certain non-GAAP performance measures may provide financial statement users with additional meaningful comparisons between current results, the results of its peers and of prior periods. In addition, the Company believes these measures are used by analysts and others in the valuation, rating and investment recommendations of companies within the oil and natural gas exploration and production industry. See the reconciliations throughout this release of GAAP financial measures to non-GAAP financial measures for the periods indicated.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Earnings per Share

The Company’s presentation of adjusted net income and adjusted earnings per share that exclude the effect of certain items are non-GAAP financial measures. Adjusted net income and adjusted earnings per share represent earnings (loss) and diluted earnings (loss) per share determined under GAAP without regard to certain non-cash and unusual items. The Company believes these measures provide useful information to analysts and investors for analysis of its operating results on a recurring, comparable basis from period to period. Adjusted net income and adjusted earnings per share should not be considered in isolation or as a substitute for earnings (loss) or diluted earnings (loss) per share as determined in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

The following table provides a reconciliation from the GAAP measure of net income (loss) to adjusted net income, both in total and on a per diluted share basis, for the periods indicated:

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2019	2018

Net income (loss) - as reported	$(695)	$835

Adjustments for certain non-cash and unusual items:
Loss on derivatives	1,059	35
Net cash payments on derivatives	-	(112)
Leasehold abandonments	30	10
Gain on disposition of assets and other	(1)	(719)
Gain on equity method investment distribution	-	(103)
Tax impact	(247)	205
Changes in deferred taxes and other estimates	(2)	(2)
Adjusted net income	$144	$149

Earnings (loss) per diluted share - as reported	$(3.49)	$5.58

Adjustments for certain non-cash and unusual items per diluted share:
Loss on derivatives	5.31	0.23
Net cash payments on derivatives	-	(0.75)
Leasehold abandonments	0.16	0.07
Gain on disposition of assets and other	(0.01)	(4.80)
Gain on equity method investment distribution	-	(0.69)
Tax impact	(1.24)	1.37
Changes in deferred taxes and other estimates	(0.01)	(0.01)
Adjusted earnings per diluted share	$0.72	$1.00

Adjusted earnings per share:
Basic earnings	$0.72	$1.00
Diluted earnings	$0.72	$1.00

Reconciliation of Net Income (Loss) to Adjusted EBITDAX

Adjusted EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income (loss) because of its wide acceptance by the investment community as a financial indicator.

The Company defines adjusted EBITDAX as net income (loss), plus (1) exploration and abandonments, (2) depreciation, depletion and amortization, (3) accretion of discount on asset retirement obligations, (4) non-cash stock-based compensation, (5) loss on derivatives, (6) net cash payments on derivatives, (7) gain on disposition of assets, net, (8) interest expense, (9) gain on equity method investment distribution and (10) income tax expense (benefit). Adjusted EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The Company’s adjusted EBITDAX measure provides additional information that may be used to better understand the Company’s operations. Adjusted EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that adjusted EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements. For example, adjusted EBITDAX can be used to assess the Company’s operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of the Company’s assets and the Company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of the GAAP measure of net income (loss) to adjusted EBITDAX for the periods indicated:

	Three Months Ended
	March 31,
(in millions)	2019	2018

Net income (loss)	$(695)	$835
Exploration and abandonments	47	18
Depreciation, depletion and amortization	465	317
Accretion of discount on asset retirement obligations	3	2
Non-cash stock-based compensation	24	17
Loss on derivatives	1,059	35
Net cash payments on derivatives	-	(112)
Gain on disposition of assets, net	(1)	(723)
Interest expense	47	30
Gain on equity method investment distribution	-	(103)
Income tax expense (benefit)	(194)	254
Adjusted EBITDAX	$755	$570

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow (OCF) Before Working Capital Changes

The Company provides OCF before working capital changes, which is a non-GAAP financial measure. OCF before working capital changes represents net cash provided by operating activities as determined under GAAP without regard to changes in operating assets and liabilities, net of acquisitions and dispositions as determined in accordance with GAAP. The Company believes OCF before working capital changes provides an estimate of the cash generated from all operating activities, prior to investments in or liquidations of operating assets and liabilities, and therefore, may indicate trends in operating performance and may call out significant changes in the generation of cash through operating activities. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, net cash provided by operating activities as an indicator of operating performance.

The following table provides a reconciliation from the GAAP measure of net cash provided by operating activities to OCF before working capital changes:

	Three Months Ended
	March 31,
(in millions)	2019	2018

Net cash provided by operating activities	$623	$488
Changes in cash due to changes in operating assets and liabilities:
Accounts receivable	111	81
Prepaid costs and other	(9)	2
Inventory	-	(3)
Accounts payable	(11)	12
Revenue payable	(8)	(2)
Other current liabilities	(5)	(39)
Total working capital changes	78	51
Operating cash flow before working capital changes	$701	$539

CONTACT:
INVESTOR RELATIONS
Megan P. Hays
Vice President of Investor Relations and Public Affairs
432.685.2533

MEDIA
Mary T. Starnes
Manager of Public Affairs
432.221.0477